EXHIBIT 10.1

2020 STOCK INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT FOR NON-EMPLOYEE DIRECTORS

GRANTED TO	GRANT DATE	NUMBER OF SHARES OF RESTRICTED STOCK
Director	06/01/2020	x,xxx

This Restricted Stock Award Agreement (the “Agreement”) is made as of the date specified in the individual grant summary, by and between SpartanNash Company, a Michigan corporation (together with its subsidiaries, “SpartanNash”) and the person specified in the individual grant summary, a non‑employee Director of SpartanNash (the “Director” or “you”).

SpartanNash has adopted the 2020 Stock Incentive Plan (the “Plan”) which permits the grant of an award of Shares of Restricted Stock.  Capitalized terms not defined in this Agreement shall have the meaning ascribed to such terms in the Plan.

In consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration the parties hereto agree as follows:

1.Grant of Restricted Stock.  SpartanNash hereby grants to you the number of Shares of Restricted Stock specified in the grant summary above for no cash consideration.  The Restricted Stock shall be subject to the terms and conditions in this Agreement and the Plan.  You acknowledge receipt of a copy of the Plan Prospectus.  The date of grant shall be as specified on your individual grant summary above (“Grant Date”).

2.Vesting of Restricted Stock.  The Restricted Stock is subject to the following transfer and forfeiture conditions (the “Restrictions”), which will lapse, if at all, as described below.  Except as otherwise provided in the Plan or this Agreement, neither the Shares of Restricted Stock nor any dividends paid on such Shares of Restricted Stock, may be sold, assigned, hypothecated or transferred (including without limitation, transfer by gift or donation) until the applicable vesting date[s] provided below (the “Restricted Period”).  If the application of the vesting percentages below results in the vesting of a fractional Share of Restricted Stock, the number of Shares vested shall be rounded to the nearest whole number.

Vesting Dates:Cumulative Shares Vested:
May 26, 2021100%

Except as provided in Section 3 below, Unvested Restricted Stock shall be cancelled and forfeited if, at any time within the Restricted Period, your service on the Board terminates for any reason.

3.Accelerated Vesting.

a.Upon termination of your service within the Restricted Period by reason of death, Disability (as defined in the Plan) or Retirement (as defined in the Plan), the Restricted Period shall end upon such termination, and the Restricted Stock will vest and no longer be subject to forfeiture.

EXHIBIT 10.1

b.In the event of a Change in Control (as defined in the Plan), if this Award Agreement is not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee or the Board, then the Shares of Restricted Stock shall immediately become fully vested and delivered to you.  If this Award Agreement is assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee or the Board, and if on or after the effective date of the Change in Control, your service with the Board ends (either by resignation or removal under circumstances other than for Cause, as defined in the Plan), the Shares of Restricted Stock shall immediately become fully vested and delivered to you.

4.Miscellaneous.

a.You shall have the right to vote the Shares of Restricted Stock.  During the Restricted Period, you will accrue dividend equivalent amounts equal in value to the dividends you would have received in the absence of any Restrictions.  The dividend equivalents, and any other non‑cash dividends or distributions paid, with respect to a given Share of unvested Restricted Stock shall be subject to the same Restrictions as those relating to that Share of Restricted Stock granted under this Agreement.  After the Restricted Period ends with respect to that Share of Restricted Stock, you will receive cash equal to the value of the dividend equivalents that were accrued with respect to that Share, and you will have all shareholder rights, including the right to transfer the Share, subject to such conditions as SpartanNash may reasonably specify to ensure compliance with federal and state securities laws.

b.Shares of Restricted Stock issued hereunder shall at all times remain subject to any SpartanNash recoupment or recovery policy, as well as any policy on hedging and pledging, as such policies may be amended from time to time.

c.Shares of Restricted Stock shall be evidenced by appropriate entry on the books of SpartanNash or a duly authorized transfer agent of SpartanNash (without a paper certificate).

d.Neither the Plan nor this Agreement shall (i) be deemed to give you a right to remain a Director of SpartanNash, (ii) restrict the right of SpartanNash to discharge you, with or without cause, or (iii) be deemed to be a written contract of employment or service.

e.SpartanNash, in its sole discretion, may decide to deliver any documents related to the Restricted Stock or other awards granted to you under the Plan by electronic means.  You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on‑line or electronic system established and maintained by SpartanNash or a third party designated by SpartanNash.  The third-party administrator may send user ID, password and trading PIN information to new participants directly via regular mail.

f.You shall not disclose either the contents or any of the terms and conditions of the Restricted Stock to any other person and agrees that SpartanNash shall have the right, in its sole discretion, to immediately terminate the Restricted Stock in the event of such disclosure by you.

g.This Agreement shall be construed under and governed by the internal laws of the State of Michigan without regard to the application of any choice-of-law rules that would result in the application of another state’s laws.  In any action brought by SpartanNash under or relating to this Agreement, you consent to exclusive jurisdiction and venue in the federal and state courts in, at the election of SpartanNash, (i) the State of Michigan and (ii) any state and county in which SpartanNash contends that you have breached this Agreement.  In any action brought by you under or relating to this Agreement, SpartanNash consents to the exclusive jurisdiction and venue in the federal and state courts of the State of Michigan, County of Kent.

EXHIBIT 10.1

h.The invalidity or enforceability of any provision of the Plan or this Agreement will not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement will be severable and enforceable to the extent permitted by law.